UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GEDDIE, III, Rowland Hill
   1900 Gulf Street
   Lamar, MO  64759
2. Issuer Name and Ticker or Trading Symbol
   O'Sullivan Industries Holdings, Inc.
   OSU
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   SEPTEMBER  1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, General Counsel and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |9/1/98|P   | |500               |A  |$9.00      |9,746 fn (1)       |D     |                           |
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Common Stock               |      |    | |                  |   |           |642  fn (2)        |I     |By SPP                     |
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Common Stock               |      |    | |                  |   |           |3,441  fn (3)      |I     |By SPSP                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 1,001 shares (323 shares previously reported as held under the exempt O'Sullivan Industries
Holdings, Inc. Stock Purchase Program (the "SPP")) acquired under the SPP in 1997 and distributed to me pursuant to the terms of the
SPP.
(2)  These shares were acquired under the SPP from January 1998 through July
1998.
(3) Includes 1,546 shares acquired under the exempt O'Sullivan Industries Holdings, Inc. Savings and Profit
Sharing Plan (the "SPSP") from July 1997 through July
1998.
SIGNATURE OF REPORTING PERSON
ROWLAND H. GEDDIE, III
DATE
October 5, 1998